Exhibit (a)(1)(iv)
Form of Letter from the Company to Shareholders
in Connection with the Company’s Acceptance of Shares

CRESTLINE LENDING SOLUTIONS, LLC
C/O State Street Bank and Trust Company
JAB/3 1776 Heritage Drive
North Quincy, Massachusetts 02171

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Crestline Lending Solutions, LLC (the “Company”) has received and accepted for purchase your tender of the Company’s units of limited liability company interests (“shares”).

In accordance with the terms of the tender offer, the Company will effect payment(s) for your tendered and accepted shares in an aggregate amount equal to the net asset value of the tendered shares as of March 31, 2026, less the 2% “early repurchase deduction” (if applicable and as described in the Offer to Purchase).

If you have any questions, please contact the Company at (817) 769-1611, or State Street Bank and Trust Company, the Company’s transfer agent, at CrestlineTA_INQ@statestreet.com and clsf-ir@crestlineinc.com.

Sincerely,

Crestline Lending Solutions, LLC